Exhibit 10.48

January 8, 2010

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

Attn: Robert Cascella

Dear Robert:

Pursuant to that certain Asset Purchase Agreement by and among K-V Pharmaceutical Company, a Delaware corporation (“Acquiror”), Cytyc Prenatal Products Corp., a Delaware corporation (“Cytyc”), and Hologic, Inc., a Delaware corporation (“Seller”), dated as of January 16, 2008 (as of immediately prior to the execution of this Amendment, the “Original Agreement”), and the disclosure schedule accompanying the Original Agreement (the “Disclosure Schedule”), the Acquiror and the Seller are entering into this amendment (this “Amendment”) to amend certain provisions of the Original Agreement and the Related Agreements as of the date hereof (the “Amendment Date”). In consideration of the terms set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Acquiror and the Seller agree as follows:

1. The Closing occurred on February 19, 2008 and the conditions of Sections 5.1 and 5.2 and ARTICLE IX of the Original Agreement were satisfied in full. The Acquiror has paid in full the Initial Purchase Price Amount and the NDA Milestone Payment.

2. The Seller is aware of recent adverse developments with respect to the Acquiror, including as disclosed in the reports, schedules, forms, statements and other documents (including exhibits) filed by the Acquiror with, or furnished by the Acquiror to, the United States Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder), and publicly available since January 16, 2008. The Seller has also been afforded the opportunity to conduct certain due diligence with respect to the Acquiror’s current and anticipated financial position, and has satisfied itself with such matters.

3. At the Seller’s request, the Acquiror has provided to the Seller certain projections, estimates and draft financial information, including (a) with respect to anticipated tax refunds, (b) statements of cash flows and balance sheets for future periods, (c) estimates of anticipated proceeds from the expected settlement of various matters, (d) valuation information for various of the Acquiror’s assets and liabilities, and (e) various other forward-looking information regarding the Acquiror and its assets, liabilities, results of operations, financial condition and prospects (collectively, the “Financial Information”). The Financial Information has been prepared in good faith by the Acquiror’s senior management, and to the knowledge of Acquiror’s senior management does not contain any untrue statement of a material fact. The Seller agrees and acknowledges that:

(i) the Financial Information may be deemed to be material, non-public information, and as such, it is not to be used for any purpose other than for the limited purposes of providing the Seller with context for the transactions contemplated by this Amendment, and under no circumstances will the Seller use such information for any other purpose;

(ii) the Financial Information will be kept confidential and handled by the Seller and its representatives in a manner commensurate with how the Seller treats its most confidential and sensitive information;

(iii) there are uncertainties inherent in attempting to make any such projections, budgets, forecasts or other forward-looking financial information, and actual results of operations may differ materially from any such projections, budgets, forecasts or other forward-looking financial information;

(iv) except as expressly set forth in the second sentence of Paragraph 3 hereof, the Acquiror is not making, and shall not be deemed to have made any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit, cash flow, liabilities or other financial results of the Acquiror and its Subsidiaries;

(v) much of the Financial Information has not yet been reviewed by the Acquiror’s board of directors and outside advisors, and remains subject to further review and/or revision (any of which may significantly alter the content of such Financial Information);

(vi) the Acquiror is under no obligation to advise the Seller of any change and/or revision to the Financial Information;

(vii) the Financial Information has not been prepared in accordance with generally accepted accounting principles, nor have the Acquiror’s independent auditors, nor any other independent accountants, audited, compiled, examined or performed any procedures with respect to the Financial Information, nor have they expressed any opinion or any other form of assurance or comfort with respect thereto;

(viii) the Financial Information does not purport to be complete nor comprehensive in any manner;

(ix) the Financial Information is subjective in many respects, and is based on a variety of estimates and assumptions regarding the Acquiror’s business, industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the Acquiror’s control;

(x) except as expressly set forth in the second sentence of Paragraph 3 hereof, the Acquiror has not made nor shall it be deemed to have made, nor has Seller relied on, any representation or warranty whatsoever, express or implied, beyond those expressly given in ARTICLE VII of the Agreement;

(xi) the Seller shall not assert, except to the extent provided in ARTICLE XI of the Agreement, any claim against the Acquiror, its Subsidiaries or any of their respective partners, directors, officers, employees, advisors, agents, stockholders, consultants, investment bankers, brokers, representatives or controlling persons, or any Affiliate of any of the foregoing, or except to the extent provided in ARTICLE XI hold the Acquiror, its Subsidiaries or any such Persons liable for any inaccuracies, misstatements or omissions with respect to the Financial Information; and

(xii) the Seller acknowledges that it is not relying on any implied warranties and except for the representations and warranties expressly contained in the second sentence of Paragraph 3 hereof, it is not relying on any other representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business, assets or results of operations of the Acquiror and its Subsidiaries as conducted after the Amendment Date.

Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Financial Information, as well as any information, documents or other materials (including any such materials contained in any diligence request or reviewed by the Seller in connection herewith) or management presentations that have been or shall hereafter be provided to the Seller or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Acquiror, and no representation or warranty is made by the Acquiror (whether with respect to the accuracy or completeness of any of the foregoing or otherwise), except as expressly set forth herein or in ARTICLE VII of the Agreement.

4. The following definitions in Section 1.1 of the Original Agreement are amended and restated in their entirety as follows:

“Additional Purchase Price Amount” means the amounts payable pursuant to Sections 4.2(b)(A)(ii)-(vi).

“Gestiva Inventory” means all inventories of Gestiva, together with all bulk active pharmaceutical ingredient, all other raw materials, components, parts, work in process and packaging materials. For clarity, Gestiva Inventory shall exclude raw materials, components, parts, work in process and packaging materials not specific to Gestiva.

“Initial Gestiva Inventory” means the release of no fewer than 15,000 5-milliliter vials of finished Gestiva suitable for final labeling, packing and commercial sale by the Acquiror.

“Knowledge” with respect to (i) the Seller means the actual knowledge of Robert Cascella, Robb Hesley, Catherine Williams, Mary Eckstein, Lynn Jones, Tom Umbel, Howard Doran, and Mark Casey (whose positions and operational responsibilities are listed on Schedule 1.1(e) hereto), following reasonable inquiry and (ii) the Acquiror means the knowledge of the officers, directors or senior managers, following reasonable inquiry.

“Liability Cap” means $8,200,000.

“Purchase Price” means the Initial Purchase Price, plus, the NDA Milestone Payment, plus, the Amendment Payment, plus, the Additional Purchase Price Amount.

“Reassumed Liabilities” means (i) all Liabilities arising under any Retransferred Contracts actually assigned by Acquiror to Seller (in the case of a Retransferred Contract requiring third party consent to assignment, where such consent has been obtained), but only to the extent such Liabilities arise from and after the Retransfer Date and specifically excluding any Liabilities arising under any Retransferred Contract that is a Shared Asset with respect to any interest in such Retransferred Contract retained by Acquiror, (ii) all Liabilities arising under any Retransfer Date Gestiva Governmental Permits that are Retransferred Assets, but only to the extent such Liabilities arise after the Retransfer Date and specifically excluding any Liabilities arising under any Retransfer Date Gestiva Governmental Permits that are Shared Assets with respect to any interest in such Retransfer Date Governmental Permit retained by Acquiror, and (iii) all Reassumed Product Liabilities.

“Reassumed Product Liabilities” mean all Liabilities resulting from product liability claims brought after the Retransfer Date and relating exclusively to Gestiva sold by Seller or its Affiliates after the Retransfer Date, for the avoidance of doubt, any Liabilities resulting from product liability claims brought after the Retransfer Date and relating exclusively to Gestiva sold by Acquiror or its Affiliates shall not be considered Reassumed Product Liabilities.

“Receivables” means all indebtedness and other obligations owed to the Acquiror or any of its Subsidiaries or in which the Acquiror or any of its Subsidiaries has a security interest or other interest, including any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods (including the Gestiva Inventory) or the rendering of services by the Acquiror or any of its Subsidiaries.

“Related Agreements” means the (i) Trademark Assignment Agreement, Bill of Sale, Assignment and Assumption Agreement and duly executed and attested assignments of transfer, or such other instruments of conveyance as may be required by Law, sufficient to permit the proper recordation of transfer of title ownership in all Registered Gestiva Intellectual Property owned by the Seller from the Parent, the Seller or their Subsidiaries to Acquiror in accordance with this Agreement, (ii) the Transition Services Agreement, (iii) the License Agreement, (iv) the Retained License Agreement and (v) the Amendment.

“Retransfer Date Gestiva Books and Records” means all Gestiva Books and Records transferred by the Seller to the Acquiror on the Transfer Date and any other books, records, files, documents, data, information and correspondence related to the Retransfer Date Gestiva Business which are owned by the Acquiror or their Subsidiaries, including, without limitation, all records with respect to supply sources; all pre-clinical, clinical and process data and reports relating to research or development of products or of any materials used in the research, development, use, testing, manufacture, marketing or sale of products, including all raw data relating to clinical trials of products, all case report forms relating thereto and all statistical programs developed (or modified in a manner material to the use or function thereof) to analyze clinical data; all market research data, market intelligence reports and statistical programs (if any) used for marketing and sales research; promotional, advertising and marketing materials, sales forecasting models, medical education materials, sales training materials, web site content and advertising and display materials; all records, including vendor and supplier lists, manufacturing records, sampling records, standard operating procedures and batch records, related to the manufacturing process; all data contained in laboratory notebooks relating to products or relating to their biological, physiological, mechanical or formula properties; all adverse experience reports and files related thereto (including source documentation) and all periodic adverse experience reports and all data contained in electronic data bases relating to periodic adverse experience reports; all analytical and quality control data; all written correspondence with the FDA; and written records relating to the regulatory filings with the FDA or its foreign counterparts, including, but not limited to, the Retransfer Date Gestiva FDA Submission. Notwithstanding the foregoing, the Retransfer Date Gestiva Books and Records shall exclude any books, records, files, documents, data, information and correspondence relating to human resources or employees of the Acquiror and its Subsidiaries and in the case of any books, records, files, documents, data, information and correspondence also relating to the other businesses or assets of the Acquiror and its Subsidiaries, the Acquiror shall have the right to exclude or redact the same with respect to such other businesses and assets.

“Retransfer Date Gestiva Business” means the manufacture, distribution, marketing, sale and promotion of Gestiva as conducted as of the Retransfer Date.

“Retransfer Date Gestiva Copyrights” means (i) all Gestiva Copyrights transferred by the Seller to the Acquiror on the Transfer Date and (ii) all copyrightable works and copyrights, and any registrations, applications, and renewals in connection therewith worldwide, if any, including moral rights, website content, and other rights of authorship and exploitation in each case as necessary to, or used exclusively by the Acquiror in, the Retransfer Date Gestiva Business.

“Retransfer Date Gestiva FDA Submissions” means, collectively, the Gestiva Pre-IND, IND and Gestiva NDA and any submissions made to the FDA (or any foreign equivalent of the FDA) by the Acquiror and its Affiliates relating to Gestiva following the Transfer Date.

“Retransfer Date Gestiva Intellectual Property” means (i) all Gestiva Intellectual Property transferred by the Seller to the Acquiror on the Transfer Date, (ii) the Retransfer Date Gestiva Copyrights, (iii) the Retransfer Date Gestiva Patent Rights, (iv) the Retransfer Date Gestiva Know-How, (v) the Retransfer Date Gestiva Trademarks, (vi) the rights to exclude others from appropriating any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein and (vii) any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

“Retransfer Date Gestiva Know-How” means any and all Retransfer Date Gestiva Manufacturing Know-How and other Know-How that is owned or used under license by the Acquiror or its Subsidiaries on the Retransfer Date related to Gestiva or the Retransfer Date Gestiva Product Improvements as of the Retransfer Date. For the sake of clarity, none of the foregoing information shall be included in Retransfer Date Gestiva Know-How to the extent that such information is covered by any claim of any Retransfer Date Gestiva Patent Rights.

“Retransfer Date Gestiva Manufacturing Know-How” means any Know-How or other information relating to the manufacture of Gestiva or Retransfer Date Gestiva Product Improvements owned or used under license by the Acquiror or its Subsidiaries, including without limitation the identity, amounts and assurance quality of ingredients, the manufacturing processes and controls, specifications, technology, inventions, assays, quality control and testing procedures, Know-How and trade secrets used, held for use, or intended to be used in or necessary to manufacture, formulate, test and package Gestiva for use, sale, marketing and distribution as of the Retransfer Date. For sake of clarity, none of the foregoing information shall be included in the Retransfer Date Gestiva Manufacturing Know-How to the extent that such information is covered by any claim of any Retransfer Date Gestiva Patent Rights.

“Retransfer Date Gestiva Patent Rights” means (i) all Gestiva Patent Rights transferred by the Seller to the Acquiror on the Transfer Date, and (ii) those Retransfer Date Patent Rights owned or used under license by the Acquiror and its Subsidiaries, together with all registrations, applications and renewals thereof, and any other Retransfer Date Patent Rights that are owned or used under license by the Acquiror or any of its Subsidiaries and that would be infringed by the manufacture, sale, offer to sell or importation of Gestiva or any Retransfer Date Gestiva Product Improvement.

“Retransfer Date Gestiva Product Improvement” means any Gestiva Product Improvements transferred by the Seller to the Acquiror on the Transfer Date and, to the extent applicable, any: (i) line extension of Gestiva, (ii) new indication of Gestiva, (iii) composition of matter or article of manufacture consisting essentially of 17 alpha-hydroxyprogesterone caproate, (iv) pharmaceutical combination containing 17 alpha-hydroxyprogesterone caproate and another active ingredient, (v) new formulations comprising of 17 alpha-hydroxyprogesterone caproate and/or (vi) compositions of matter or articles of manufacture constituting any of the foregoing or components thereof, in the case of each of (i)-(vi) as necessary to and used in the Retransfer Date Gestiva Business.

“Retransfer Date Gestiva Product Registrations” means any Gestiva Product Registrations transferred by the Seller to the Acquiror on the Transfer Date and (i) the exemptions, approvals or registrations which have been received by the Acquiror or any of its Subsidiaries as of the date of the Retransfer Date, for the manufacturing, testing, investigation, sale, use, distribution and/or marketing of Gestiva or a Retransfer Date Gestiva Product Improvement (including any NDAs or INDs) and (ii) all dossiers, reports, data and other written materials filed as part of or referenced in any applications for such approvals or registrations, or maintained by the Acquiror or any of its Subsidiaries and relating to such approvals or registrations.

“Retransfer Date Gestiva Governmental Permits” means any Gestiva Governmental Permits transferred by the Seller to the Acquiror on the Transfer Date and all authorizations, licenses, permits, certificates, approvals, exemptions, consents, confirmations, orders, registrations, product registrations, concessions, franchises, waivers and clearances of a Governmental or Regulatory Authority (including all authorizations under the FDA Act, the Public Health Services Act, the Controlled Substances Act and the regulations of the FDA and the United States Drug Enforcement Agency promulgated thereunder) necessary for or used by the Acquiror to carry on the Retransfer Date Gestiva Business.

“Retransfer Date Gestiva Trademarks” means all Gestiva Trademarks transferred from the Seller to the Acquiror on the Transfer Date and all trademarks, trade names, product names, trade dress, service marks, logos and slogans, in each case, necessary to, or used exclusively by the Acquiror in, the Retransfer Date Gestiva Business whether registered or unregistered, including all common law rights, registrations and applications for registrations for any of the foregoing, and all internet domain names, and all registrations, applications and renewals thereof and the goodwill associated therewith.

“Retransfer Date Patent Rights” means any invention disclosure, patent application (including any provisionals, divisionals, continuations, continuations-in-part and substitutions thereof), patents issuing from or granted upon such invention disclosure or patent application (including patents of addition and substitutions thereof), reissues, extensions, reexaminations, renewal applications, supplemental patent certificates or any confirmation patent or registration patent) and all foreign counterparts of any of the foregoing.

“Retransferred Contracts” means all of the following in effect on the Retransfer Date, (i) any Gestiva Contracts transferred from the Seller to the Acquiror on the Transfer Date, (ii) Contracts pursuant to which Acquiror or its Affiliates purchases any materials from any third party for use in connection with the development, testing or manufacture of Gestiva, (iii) Contracts relating to any clinical trial involving Gestiva, (iv) Contracts constituting material transfer agreements involving the transfer of Gestiva, (v) Contracts relating to the marketing, sale or distribution of Gestiva, (vi) Contracts relating to the supply or manufacture of Gestiva or Retransfer Date Gestiva Product Improvements, (vii) Contracts constituting confidentiality agreements involving Gestiva or Retransfer Date Gestiva Intellectual Property, including non-compete or non-solicitation agreements with employees, independent contractors or agents of Acquiror with third parties, (viii) Contracts involving any royalty, licensing, partnering or similar arrangement involving Gestiva or Retransfer Date Gestiva Intellectual Property, (ix) Contracts pursuant to which any services are provided to Acquiror or its Affiliates with respect to Gestiva, and (x) Contracts pursuant to which any third party collaborates with Acquiror or its Affiliates in the performance of research or development of Gestiva.

5. For purposes of this Amendment and the Agreement, the following terms have meanings set forth as follows:

Term	Section
Acquiror	Introductory Paragraph of the Amendment

Agreement	Paragraph 33 of the Amendment

Amendment	Introductory Paragraph of the Amendment

Amendment Date	Introductory Paragraph of the Amendment

Amendment Payment	Section 4.2(b) of the Agreement

Baxter Supply Agreement	Section 4.2(b)(B) of the Agreement

Cytyc	Introductory Paragraph of the Amendment

Damages	Section 11.2 of the Agreement

Disclosure Schedule	Introductory Paragraph of the Amendment

Final Payment Date	Section 4.2(b)(A) of the Agreement

Financial Information	Paragraph 2 of the Amendment

First Additional Purchase Price Payment	Section 4.2(b)(A) of the Agreement

Inventory Delivery Milestones	Section 4.2(b)(B) of the Agreement

Liability Threshold	Section 11.3(a) of the Agreement

Lien Release Date	Section 8.13 of the Agreement

Original Agreement	Introductory Paragraph of the Amendment

Payment Default	Section 12.4(a) of the Agreement

Post-Approval Regulatory Documentation	Section 8.15 of the Agreement.

Purchased Assets	Section 2.2 of the Agreement

Retained License Agreement	Section 2.6 of the Agreement

Retransfer Date	Section 12.4 of the Agreement.

Retransferred Assets	Section 12.4 of the Agreement.

Rights of Reference	Section 8.14 of the Agreement

Seller Security Interest	Section 8.13 of the Agreement

Shared Asset	Section 12.4(c) of the Agreement

Supply Disruption	Section 4.2(b)(B) of the Agreement

Transfer Date	Section 5.3 of the Agreement

6. The introductory clause to Section 2.2 of the Original Agreement is amended and restated in its entirety as follows:

“Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall, or cause its Affiliates to, conditionally sell, convey and assign to the Acquiror, and the Acquiror shall conditionally purchase and acquire from Seller and its Affiliates, all of Seller’s and its Affiliates’ right, title and interest in and to all of the following assets, free and clear of all Encumbrances, other than the Seller Security Interest and the Retained License Agreement (which shall not apply to the Gestiva Inventory, the Receivables or any proceeds of the Gestiva Inventory or the Receivables) (collectively, the “Purchased Assets”), provided, however, that notwithstanding the foregoing, the conditions to the conditional sale, conveyance and assignment of the Purchased Assets shall only be satisfied and the Purchased Assets shall only be transferred and delivered by the Seller or its Affiliates to the Acquiror upon the Transfer Date (as defined herein):”

7. Section 2.2(c) of the Original Agreement is amended and restated in its entirety as follows:

“(c) all Gestiva Inventory;”

8. ARTICLE II of the Original Agreement is amended to include the following new Section 2.6:

“Section 2.6 Grant of Retained License. On the Transfer Date, the parties will enter into the Retained License Agreement attached hereto as Exhibit F without amendment or modification thereof unless such amendment or modification is mutually agreed upon by the Seller and the Acquiror (the “Retained License Agreement”).”

9. Section 4.2(b) of the Original Agreement is amended and restated in its entirety as follows:

“(b)(A) Subject to the terms and conditions of this Agreement:

(i) Concurrent with the execution of the Amendment, the Acquiror has paid to the Seller $70,000,000 (the “Amendment Payment”).

(ii) On the Transfer Date, the Acquiror shall pay to the Seller $25,000,000 (the “First Additional Purchase Price Payment”).

(iii) On the date that is twelve (12) months after the Gestiva NDA Approval Date, the Acquiror shall pay to the Seller $45,000,000, provided that the Transfer Date has already occurred.

(iv) On the date that is fifteen (15) months after the Gestiva NDA Approval Date, the Acquiror shall pay to the Seller $20,000,000, provided that the Transfer Date has already occurred.

(v) On the date that is eighteen (18) months after the Gestiva NDA Approval Date, the Acquiror shall pay to the Seller $20,000,000, provided that the Transfer Date has already occurred.

(vi) On the date that is twenty one (21) months after the Gestiva NDA Approval Date, the Acquiror shall pay to the Seller $10,000,000, provided that the Transfer Date has already occurred.

Notwithstanding anything to the contrary contained herein, the Acquiror may make any of the foregoing payments on or before their due dates. The date on which the Acquiror makes the final payment contemplated by Section 4.2(b)(A)(vi) above is the “Final Payment Date.”

(B) If, prior to the time any payment that is otherwise due pursuant to (iii) through (vi) above, there exists a “Supply Disruption”, then the due date for any subsequent payments will be extended for a period of time equal to the duration of the Supply Disruption provided that such period shall in no event extend for a period longer than twelve months with respect to any one Supply Disruption and provided further however, in no event will a Supply Disruption occur after the Inventory Delivery Milestone has occurred. For purposes of this Agreement, “Supply Disruption” means any event that materially delays, impairs or otherwise materially adversely affects the Acquiror’s ability to obtain sufficient quantities of Gestiva for sale, including any disruptions, shortages or delays in the manufacture, processing, testing, labeling, packaging, shipment and/or receipt of Gestiva for commercial sale. The Acquiror will take commercially reasonable efforts to mitigate the effects of any Supply Disruption, and will keep the Seller reasonably informed of such matters. For purposes of this Agreement, the “Inventory Delivery Milestone” will be deemed to have occurred once both of the following have occurred (i) the TTPP (as such term is defined in that certain Commercial Supply Agreement between Baxter Pharmaceutical Solutions LLC and Hologic, Inc. dated April 6, 2009, (the “Baxter Supply Agreement”)) has established a last required Production (as defined in the Baxter Supply Agreement) date of no earlier than September 30, 2011, and (ii) an engineering batch has been completed using the filling equipment intended for commercial introduction and the Seller and the Acquiror mutually agree to proceed with the manufacture of registration stability batches at the New Third Party Manufacturer (as defined in the Baxter Supply Agreement). Once both of the Inventory Delivery Milestones have been satisfied and evidence thereof has been presented by Seller to the Acquiror, at the request of the Seller, the Acquiror will promptly acknowledge in writing in a notice delivered to the Seller pursuant to Section 13.1 of the Agreement that both Inventory Delivery Milestones have been met and that from and after the date of such acknowledgment no Supply Disruption will occur under any circumstances and the provisions of Section 4.2(b)(B) will have no further force or effect, provided that nothing herein will obviate any extensions of the due dates of payments pursuant to Section 4.2(b)(A) due to any Supply Disruption occurring prior to the Inventory Delivery Milestones being satisfied.

10. Section 5.3 of the Original Agreement is amended and restated in its entirety as follows:

“Section 5.3 Time and Place of Transfer Date. Unless this Agreement is earlier terminated pursuant to ARTICLE XII, the transfer and sale of the Purchased Assets and Assumed Liabilities shall take place as promptly as practicable, but in no event later than five (5) Business Days following the satisfaction or waiver of the conditions set forth in ARTICLE X, at 9:00 a.m., Central Standard time, at the offices of Jenner & Block LLP, 353 North Clark Street, Chicago, Illinois, 60654, unless another time or place shall be agreed to by the parties (the “Transfer Date”).”

11. Section 5.4 of the Original Agreement is amended and restated in its entirety as follows:

“Section 5.4 Transfer Date Deliveries.

(a) Transfer Date Deliveries by the Seller. On the Transfer Date, the Seller shall deliver to the Acquiror:

(i) an unredacted, fully executed copy of each of the Assumed Contracts;

(ii) written evidence (including duly executed UCC-3 forms, as applicable) that all Encumbrances (other than the Seller Security Interest and the Retained License) related to the Purchased Assets, if any, have been released;

(iii) written evidence of the receipt of all Seller Governmental Consents set forth on Section 6.3(a) of the Seller Disclosure Schedule and Seller Third Party Consents set forth on Section 6.3(b) of the Seller Disclosure Schedule;

(iv) an original of each Related Agreement (excluding the License Agreement, the Amendment and, if waived by the Acquiror or previously executed pursuant to Section 8.5(b), the Transition Services Agreement) executed by the Seller and copies of all documents required to be delivered by the Seller pursuant thereto;

(v) the Gestiva Books and Records;

(vi) the FDA Transfer Letters, unless previously delivered pursuant to Section 8.5(b);

(vii) the certificates and other matters described in ARTICLE X;

(viii) conditional assumptions by the Seller from the Acquiror of the Reassumed Liabilities provided that any conditional assumptions shall only be effective upon the Retransfer Date; and

(ix) such other instruments or documents, in form and substance reasonably acceptable to the Seller and the Acquiror, as may be necessary to effect the Acquiror’s assumption of the Assumed Liabilities and the Assumed Contracts.

(b) Transfer Date Deliveries by the Acquiror. On the Transfer Date, the Acquiror shall deliver to the Seller:

(i) an original of each of the Related Agreements (excluding the Amendment and the License Agreement) executed by the Acquiror, and copies of all documents required to be delivered by the Acquiror pursuant thereto;

(ii) the certificates and other matters described in ARTICLE X;

(iii) such other instruments or documents, in form and substance reasonably acceptable to the Seller and the Acquiror, as may be necessary to effect the Acquiror’s assumption of the Assumed Liabilities and the Assumed Contracts;

(iv) the First Additional Purchase Price Payment and any Reimbursable Expenses owed to the Seller pursuant to the terms of this Agreement in immediately available funds by wire transfer to an account or accounts that shall have been designated by the Seller to the Acquiror not less than two (2) Business Days prior to the Transfer Date; and

(v) conditional assignments by Acquiror to Seller of any Retransferred Contracts which conditional assignments shall only be effective upon the Retransfer Date, provided that the Seller shall retain the right to reject the conditional assignment of any Retransferred Contracts which (A) constitute Shared Assets, (B) that obligate the Seller to expend more than $100,000 after the Retransfer Date, or (C) that may not be cancelled by the Seller on less than 91 days notice to the counterparty or counterparties thereto unless in the case of either (B) or (C) above the Seller specifically approved in writing Acquiror’s entry into such Retransferred Contracts prior to or concurrently with the Acquiror’s entry into such Retransferred Contracts.

(c) Further Deliveries of the Seller. At or promptly following the Transfer Date, but in no event later than ten (10) days thereafter, the Seller shall deliver or cause to be delivered to Acquiror any other Purchased Asset which was not delivered to Acquiror on the Transfer Date.”

12. The second sentence of Section 7.4 is deleted in its entirety.

13. Sections 8.1(b)(ii) of the Original Agreement is amended and restated in its entirety as follows:

“(ii) subject any Purchased Assets to any Encumbrances other than a Permitted Encumbrance, the Seller Security Interest or the Retained License.”

14. Section 8.6(a) of the Original Agreement is amended by deleting the references to the “Closing Date” and replacing them with the “Amendment Date.”

15. Section 8.6(e) of the Original Agreement is amended by deleting the reference to the “Additional Purchase Price Amount” and replacing it with the “First Additional Purchase Price Payment.”

16. Section 8.10(d) of the Original Agreement is amended and restated in its entirety as follows:

“(d) On the Transfer Date (prior to payment of the First Additional Purchase Price Payment), the Seller shall deliver to the Acquiror a duly executed and acknowledged Internal Revenue Service Form W-9 and a duly executed and acknowledged non-foreign status FIRPTA certificate prepared pursuant to Treasury Regulation Section 1.1445-2(b)(2) in a form satisfactory to the Acquiror.”

17. Section 8.10(f) of the Original Agreement is amended and restated in its entirety as follows:

“(f) On the Transfer Date (prior to payment of the First Additional Purchase Price Payment), the Seller shall deliver to the Acquiror a duly executed bulk sales and/or Tax clearance certificate or certificates as required by applicable Law or as reasonably requested by the Acquiror.”

18. ARTICLE VIII of the Original Agreement is amended to include the following new Section 8.12:

“Section 8.12 Security Interest in the Purchased Assets. To secure the payment of any remaining unpaid Additional Purchase Price Amount, on or after the Amendment Date, the Seller may file such Uniform Commercial Code financing statements as are necessary to evidence a first priority security interest (the “Seller Security Interest”) in the Purchased Assets (other than the Gestiva Inventory, any Receivables and the proceeds of the Gestiva Inventory or the Receivables). The Seller shall release the Seller Security Interest no later than 120 days after the Final Payment Date (the “Lien Release Date”). On or before the Lien Release Date, the Seller shall deliver to the Acquiror written evidence (including duly executed UCC-3 forms, as applicable) that the Seller Security Interest has been released. For the avoidance of doubt, and without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, the Seller agrees that it shall not have, and hereby disclaims and/or releases, any interest, right, lien or security interest of any kind whatsoever in the Gestiva Inventory, the Receivables and the proceeds of the Gestiva Inventory or Receivables.”

19. Notwithstanding references in the Original Agreement regarding the transfer of the Purchased Assets free and clear of Encumbrances and representations and warranties to the effect that the Purchased Assets are free and clear of Encumbrances, the parties acknowledge that the Retained License Agreement may encumber the Purchased Assets (other than the Gestiva Inventory, Receivables and the proceeds of the Gestiva Inventory or Receivables) from the Transfer Date until the Lien Release Date and the Seller Security Interest may encumber the Purchased Assets (other than the Gestiva Inventory, Receivables and the proceeds of the Gestiva Inventory or Receivables) from the Amendment Date until the Lien Release Date.

20. ARTICLE VIII of the Original Agreement is amended to include the following Section 8.13:

“Section 8.13 Gestiva Inventory.

The Seller shall bear the costs related to formulation, filling and analytical release testing (excluding stability testing) for the Initial Gestiva Inventory. The parties shall cooperate in procuring final approved labeling from the FDA in accordance with Section 8.5(a) of the Agreement. The Seller and Cytyc shall cooperate with the Acquiror’s efforts to label the Initial Gestiva Inventory prior to the Transfer Date.”

21. ARTICLE VIII of the Original Agreement is amended to include the following Section 8.14:

“Section 8.14 Right of Reference to Purchased Assets.

Upon (i) Seller’s receipt from Acquiror of the First Additional Purchase Price Payment and (ii) transfer of the Purchased Assets by Seller to Acquiror, Acquiror grants to Seller a right of reference to each of the Gestiva IND, Gestiva NDA and the Gestiva Orphan Drug Designation (collectively the “Rights of Reference”). The Parties will expressly claim the Rights of Reference in notifying FDA of the transfer of each of the Purchased Assets. Such Rights of Reference will automatically expire and be of no further effect on the 120th day following the Final Payment Date. The Seller shall have no right to exercise, license, sublicense or otherwise transfer its Rights of Reference prior to the Retransfer Date.

22. ARTICLE VIII of the Original Agreement is amended to include the following Section 8.15:

“Section 8.15 Obligation Regarding Post-Approval Regulatory Documentation.

So long as the Rights of Reference to the Purchased Assets are held by Seller, Acquiror shall take all actions and make all payments and submissions necessary to maintain each of the Gestiva IND, Gestiva NDA and Gestiva Orphan Drug Designation in compliance with all applicable Laws. Acquiror shall provide to Seller copies of all Gestiva IND submissions and correspondence, all Gestiva NDA submissions and correspondence and all Gestiva Orphan Drug Designation correspondence (collectively, the “Post-Approval Regulatory Documentation”) occurring after the Transfer Date and until the termination of the Rights of Reference as provided in Section 8.14. The Post-Approval Regulatory Documentation shall be provided by Acquiror to Seller on a reasonably current basis.

23. Section 11.2(a) of the Original Agreement is amended and restated in its entirety as follows:

“(a) By the Seller. Subject to Section 11.1 and Section 11.3, from and after the Closing, the Seller shall indemnify, reimburse, defend and hold harmless the Acquiror, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all costs, losses, Liabilities, damages, fines, penalties, interest, judgments, lawsuits, deficiencies, claims, expenses (including reasonable fees and disbursements of attorneys and other professionals, including third party consultants) (collectively, “Damages”) incurred in connection with, arising out of, resulting from or incident to (i) any breach of, or inaccuracy in, any representation or warranty of the Seller set forth in this Agreement, any Related Agreement or any certificate of the Seller delivered to Acquiror at the Closing or the Transfer Date, (ii) the breach of or failure to perform any covenant or agreement of the Seller set forth in the Agreement (other than Section 8.1(b)(iii), the second or fourth sentences of Section 8.12, the last sentence of Section 8.14, Section 12.3 or Section 12.5), or in any of the Related Agreements (other than Section 2.2 of the Retained License Agreement), (iii) the breach of or failure to perform any covenant or agreement of the Seller set forth in Section 8.1(b)(iii), the second or fourth sentence of Section 8.12, the last sentence of Section 8.14, Section 12.3 or Section 12.5 of the Agreement or Section 2.2 of the Retained License Agreement, (iv) any Excluded Asset, (v) any Excluded Liability (including, but not limited to, any Excluded Tax Liability); and (vi) the fraud or willful misconduct of the Seller.”

24. Section 11.3(a) of the Original Agreement is amended and restated as follows:

“(a) Except for representations, warranties and covenants relating to Taxes or any Damages arising from or related to the Excluded Tax Liabilities or fraud, in no event shall the Seller or the Acquiror be liable for any Damages pursuant to

Section 11.2(a) or Section 11.2(b), as applicable, unless and until the aggregate amount of all such Damages exceeds $150,000 (the “Liability Threshold”), in which case the Seller or the Acquiror, as applicable, shall be liable for all such Damages in excess of the Liability Threshold, and then not for any Damages in excess of the Liability Cap for all claims made under such

Section 11.2(a) or Section 11.2(b), as applicable, in the aggregate; provided, however, that for purposes of claims made by the Acquiror under Section 11.2(a)(iii), Section 11.2(a)(iv), Section 11.2(a)(v) or Section 11.2(a)(vi), the Seller shall be liable for all Damages suffered by the Acquiror without regard to the Liability Threshold or Liability Cap; provided, further, that for purposes of claims made by the Seller under Section 11.2(b)(iii) or Section 11.2(b)(iv) or for claims made by the Seller relating to the Acquiror’s breach of its payment obligations in Section 4.1 or Section 4.2, the Acquiror shall be liable for all Damages suffered by the Seller without regard to the Liability Threshold or Liability Cap.”

25. Section 12.1(b) of the Original Agreement is deleted in its entirety.

26. Section 12.1(e) of the Original Agreement is amended and restated in its entirety as follows:

“(e) at any time prior to the Transfer Date by the Acquiror if the Seller has breached any material representation, warranty, covenant or agreement hereunder, such breach causes any condition to the transfer of the Purchased Assets and Assumed Liabilities on the Transfer Date set forth in ARTICLE X to not be satisfied, such breach has not been waived by the Acquiror, and the breach has not been cured within a period of thirty (30) days following the Acquiror’s written notice of such breach and the Seller is diligently proceeding to cure such breach during such period, unless such breach is not capable of cure, in which event the Acquiror may terminate immediately;”

27. Section 12.1 of the Original Agreement is amended to include the following new subsection (j):

“(j) by the Seller at any time prior to the Transfer Date, if the conditions to the Transfer Date set forth in Article X have been otherwise satisfied except that the Acquiror has failed to pay to the Seller the First Additional Purchase Price Payment, and such failure continues for a period of ten (10) days following Seller’s written notice to the Acquiror notifying the Acquiror that all other conditions precedent to the Transfer Date have been satisfied;”

28. Section 12.1 of the Original Agreement is amended to include the following new subsection (l):

“(l) at any time prior to the Transfer Date by the Seller (as the non-breaching party), if the Acquiror has materially breached its obligations under Section 8.2(a), the last sentence of Section 8.2(e), Section 8.3(c), and the last sentence of Section 8.5(a) hereunder, such breach causes the conditions to the transfer of the Purchased Assets and Assumed Liabilities on the Transfer Date specified in the first sentence of Section 10.1(b), or Sections 10.1(d), 10.2(d) and 10.2(e) to not be satisfied, such breach has not been waived by the Seller, and the breach has not been cured within a period of thirty (30) days following the Seller’s written notice of such breach and the Acquiror is diligently proceeding to cure such breach during such period, unless such breach is not capable of cure, in which event the Seller may terminate immediately;

29. Section 12.3 of the Original Agreement is amended and restated in its entirety as follows:

“Section 12.3 Termination Fee. In the event of termination of this Agreement by the Acquiror pursuant to Section 12.1(e), the Seller shall pay to the Acquiror an amount equal to the Initial Purchase Price Amount, the NDA Milestone Payment, the Amendment Fee, and an additional amount equal to all Reimbursable Expenses paid by the Acquiror to the Seller hereunder. All payments under this Section 12.3 will be made within five (5) Business Days from the termination of this Agreement. Notwithstanding Section 12.2(b) or any other provision of the Agreement to the contrary, this Section 12.3 shall survive the termination of this Agreement. For the avoidance of doubt, unless the Seller is required to pay the amounts required to be paid by it pursuant to this Section 12.3, no other amount paid by the Acquiror to the Seller hereunder shall be refundable upon termination of this Agreement by Seller or Acquiror.”

30. ARTICLE XII of the Original Agreement is amended to include the following new Section 12.4:

“Section 12.4 Retransfer of Assets from the Acquiror to the Seller.

(a) If, prior to the Final Payment Date, the Acquiror breaches its obligation to pay (i) any portion of the Additional Purchase Price Amount (other than the First Additional Purchase Price Payment) then due, and such breach has not been cured within a period of ten (10) days following the Seller’s written notice of such breach to the Acquiror, or (ii) any undisputed Reimbursable Expenses, and such breach has not been cured within a period of thirty (30) days following the Seller’s written notice of such breach to the Acquiror (a “Payment Default”), then for a period of sixty (60) days the Seller may notify the Acquiror in writing that Seller is electing to exercise its remedies pursuant to this Section 12.4.

(b) If Seller provides the notice contemplated by Section 12.4(a) to Acquiror, then in such notice Seller shall specify a date occurring within thirty (30) days of the expiration of the sixty (60) day notice period provided for in Section 12.4(a) (the “Retransfer Date”) on which the Acquiror shall, or cause its Affiliates to convey and assign to the Seller and the Seller shall acquire from the Acquiror and its Affiliates, subject to the provisions of Sections 12.4(c), (f) and (h) below, in consideration of Seller’s agreement to amend this Agreement on January 8, 2010 and as liquidated damages for Acquiror’s breach which gave rise to Seller’s ability to exercise its rights pursuant to Section 12.4, all of the Acquiror’s and its Affiliates’ right, title and interest in and to the following assets (collectively, the “Retransferred Assets”), free and clear of all Encumbrances (other than such Encumbrances that existed on any Retransferred Assets immediately prior to the transfer of such assets by the Seller to the Acquiror on the Transfer Date):

(i) any Retransferred Contracts;

(ii) all Retransfer Date Gestiva Books and Records;

(iii) all Retransfer Date Gestiva Intellectual Property;

(iv) all Retransfer Date Gestiva Product Registrations;

(v) all Retransfer Date Gestiva Product Improvements;

(vi) all Retransfer Date Gestiva Governmental Permits;

(vii) the Retransfer Date Gestiva FDA Submissions;

(viii) any other assets previously owned by Seller or its Affiliates related to the research (including all pre-clinical and clinical studies), development, manufacture, formulation, use, distribution, marketing, sale and promotion of Gestiva and/or Gestiva Product Improvements, including any equipment and tangible property related thereto and in each case transferred to Acquiror by Seller on the Transfer Date;

(ix) all customer and supplier relationships, goodwill and other intangible assets associated with the Retransfer Date Gestiva Business;

(x) all claims, causes of action or rights to collect, including for past, present or future infringement, misappropriation or violation of Retransfer Date Gestiva Intellectual Property rights;

(xi) all rights related to or arising out of or under any express or implied warranties from suppliers under any Retransferred Contracts actually assigned by Acquiror to Seller; and

(xii) all rights, claims and credits (including all guarantees, warranties, indemnities and similar rights and all refunds, credits and claims for refunds or credits relating to Taxes incurred during the Post-Transfer Tax Period), in favor of Acquiror or any of its Affiliates or any of their respective employees to the extent such rights, claims and credits were transferred to Acquiror by Seller on the Transfer Date.

(c) The parties agree and acknowledge that as of the Retransfer Date, there may be certain assets used in the Retransfer Date Gestiva Business (other than any assets transferred to the Acquiror by the Seller on the Transfer Date) which are not exclusively used by the Acquiror in the Retransfer Date Gestiva Business (e.g., assets, rights, etc. that are used in both the Retransfer Date Gestiva Business and other businesses of Acquiror and/or its Affiliates (referred to herein as the “Shared Assets”)). For the avoidance of doubt, such Shared Assets are not within the scope of the “Retransferred Assets” transferred pursuant to Section 12.4(b) above and it is impossible to identify at this time all of the various complications that may arise in connection with the transfer by the Acquiror to the Seller of certain rights with respect to such Shared Assets. For any of such Shared Assets, the parties agree to negotiate in good faith to reach a mutually agreeable accommodation in order to provide the Seller with the ability to use and/or obtain ownership of such Shared Assets without payment by the Seller of any additional consideration to the Acquiror and in a manner which does not materially adversely affect Acquiror and/or such Affiliates and their respective ability to use such Shared Assets for the non-Gestiva purposes for which such Shared Assets were used as of the Retransfer Date. By way of a non-exclusive example, it may be necessary to negotiate with third parties to separate contracts that apply to both the Retransfer Date Gestiva Business and other businesses of Acquiror and/or its Affiliates; consider subcontracting arrangements; explore possible licenses and/or joint ownership of certain intellectual property, etc., for assets similarly shared among those businesses. Each party will use commercially reasonable efforts to effect the foregoing in a manner consistent with the spirit and intent of this Section 12.4.

(d) On the Retransfer Date, the Acquiror will offer the Seller the opportunity to purchase any Gestiva Inventory then owned by the Acquiror or its Affiliates at a price equal to the reasonably documented cost of such inventories to the Acquiror or its Affiliates. Upon receipt of payment for such inventory in immediately available funds, Seller will be entitled to take possession and ownership of such inventory. Notwithstanding anything herein to the contrary, the Seller will take all actions necessary to assure that any Lien on the Gestiva Inventory arising on or after the Transfer Date will not prohibit the Acquiror’s compliance with the provisions of this Section 12.4(d).

(e) As a condition to the re-transfer of assets contemplated by this Section 12.4, Seller agrees to assume, satisfy, perform, pay and discharge each of the Reassumed Liabilities.

(f) Notwithstanding anything to the contrary contained herein, the parties agree and acknowledge that the Acquiror will be operating its business (including the Retransferred Assets and Shared Assets) after the Transfer Date, and that the condition and/or existence of various of the Retransferred Assets may change after the Transfer Date and prior to the Retransfer Date. By way of a nonexclusive example, it is possible that various contracts will expire or be terminated, certain assets may be used up and/or sold, and other assets may have changed. Notwithstanding anything to the contrary contained herein, (i) the Acquiror makes no representations, warranties or covenants of any kind with respect to any Retransferred Assets or Shared Assets transferred to the Seller on the Retransfer Date, such assets being transferred in an “as is/where is” condition as of Retransfer Date, and (ii) except as set forth in the first sentence of Section 8.15 and the last sentence of Section 12.4(d), after the Transfer Date the Acquiror is not required to take any steps to preserve and/or maintain the Retransferred Assets, the Shared Assets or the Gestiva Inventory in any shape or form other than what the Acquiror determines in its sole and absolute discretion in the operation of its business.

(g) Acquiror shall have no obligation to transfer or provide access to any of its employees in connection with the retransfer.

(h) Notwithstanding anything to the contrary contained herein, if Seller exercises its rights pursuant to Section 12.4(a) above, then effective as of the Retransfer Date:

(i) the Acquiror shall have the right to retain copies of, shall have access to and the right to duplicate any books or records related to the Retransferred Assets and Reassumed Liabilities to the same extent that the Seller would have otherwise had such or similar rights pursuant to Sections 2.4, 8.3(d) or 8.10(a) and such sections will be deemed to apply to the Retransferred Assets and Reassumed Liabilities;

(ii) Sections 2.5, 4.4, and 8.7 of the Agreement will also apply to any Retransferred Assets, with the intent that such provisions be applied to effectuate the provisions of this Section 12.4 with respect to the retransfer of the Retransferred Assets to Seller and the assumption of the Reassumed Liabilities by Seller, such that references in those sections to (w) “Seller” or “Parent” shall be deemed to be references to “Acquiror”, (x) “Acquiror” shall be deemed to be references to “Seller”, (y) “Purchased Assets” shall be deemed to be references to “Retransferred Assets” and “Assumed Liabilities” shall be deemed to be references to “Reassumed Liabilities”, and (z) “Transfer Date” shall be deemed to be references to “Retransfer Date”;

(iii) Sections 8.10(a), (c), (g) and (h) will remain in effect.

(iv) Section 11.2(a) is automatically amended and restated in its entirety as follows:

“(a) By the Seller. Subject to Section 11.1 and Section 11.3, from and after the Retransfer Date, the Seller shall indemnify, reimburse, defend and hold harmless the Acquiror, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all costs, losses, Liabilities, damages, fines, penalties, interest, judgments, lawsuits, deficiencies, claims, expenses (including reasonable fees and disbursements of attorneys and other professionals, including third party consultants) (collectively, “Damages”) incurred in connection with, arising out of, resulting from or incident to (i) any breach of, or inaccuracy in, any representation or warranty of the Seller set forth in Section 6.2, Section 6.12 and Section 6.14 of this Agreement prior to the date that is sixty (60) days following the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections (with the running of such statute of limitations deemed to have begun on January 16, 2008, the date of the Original Agreement), (ii) [INTENTIONALLY OMITTED], (iii) the breach of, or failure to perform any, covenant or agreement of the Seller set forth in Section 12.4 of the Agreement, (iv) any Excluded Asset, (v) any Retransferred Asset (other than with respect to any Liabilities relating to such Retransferred Assets that are not within the definition of Reassumed Liabilities), (vi) any Excluded Liability (including, but not limited to, any Excluded Tax Liability) or any Reassumed Liability; and (vii) the fraud or willful misconduct of the Seller.”

(v) Section 11.2(b) is automatically amended and restated in its entirety as follows:

“(b) By the Acquiror. Subject to Section 11.1 and Section 11.3, from and after the Retransfer Date, the Acquiror shall indemnify, defend and hold harmless the Seller, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) the breach of, or failure to perform any, covenant or agreement of the Acquiror set forth in the first sentence of Section 8.15 or in Section 12.4 of this Agreement, (ii) any Assumed Liabilities and any other Liabilities of the Retransfer Date Gestiva Business that are not Reassumed Liabilities; (iii) any interest in any Shared Assets retained by Acquiror, and any other assets of the Acquiror not transferred to the Seller on the Retransfer Date, and (iv) the fraud or willful misconduct of the Acquiror.”

(vi) Section 11.3 is automatically amended and restated in its entirety as follows:

“Except for representations, warranties and covenants relating to Taxes or any Damages arising from or related to the Excluded Tax Liabilities or fraud, in no event shall the Seller or the Acquiror be liable for any Damages pursuant to Section 11.2(a) or Section 11.2(b), as applicable, unless and until the aggregate amount of all such Damages exceeds $150,000 (the “Liability Threshold”), in which case the Seller or the Acquiror, as applicable, shall be liable for all such Damages in excess of the Liability Threshold, and then not for any Damages in excess of the Liability Cap for all claims made under such Section 11.2(a) or Section 11.2(b), as applicable, in the aggregate; provided, however, that for purposes of claims made by the Acquiror under Section 11.2(a)(iii), Section 11.2(a)(iv), Section 11.2(a)(v), Section 11.2(a)(vi) or Section 11.2(a)(vii), the Seller shall be liable for all Damages suffered by the Acquiror without regard to the Liability Threshold or Liability Cap; provided, further, that for purposes of claims made by the Seller under Section 11.2(b)(i), Section 11.2(b)(ii), Section 11.2(b)(iii) or Section 11.2(b)(iv), the Acquiror shall be liable for all Damages suffered by the Seller without regard to the Liability Threshold or Liability Cap.”

(vii) The remainder of ARTICLE XI will remain in full force and effect.

(viii) The parties agree and acknowledge that the re-transfers contemplated by this Section 12.4 and the right to bring a claim for indemnification pursuant to the amended and restated version of ARTICLE XI that goes into effect on the Retransfer Date will be the exclusive remedies for any Payment Default, and no party nor any of its respective directors, officers, stockholders or Affiliates shall have any other remedy or right to recover for any losses or damages resulting from any breach by the Acquiror of any representation, warranty, covenant or other agreement contained herein.

(ix) ARTICLE II (other than Sections 2.4 and 2.5 thereof as modified by this Section 12.4), ARTICLE III, ARTICLE IV (other than Section 4.4 thereof as modified by this Section 12.4), ARTICLE V, ARTICLE VI (other than Sections 6.2, 6.12, and 6.14 which shall survive until the expiration of the applicable statute of limitations), ARTICLE VIII (other than Sections 8.3(d), 8.7 and 8.10(a), (c), (g) and (h), as modified by this Section 12.4 and Sections 8.12, 8.14 and 8.15), ARTICLE IX, ARTICLE X and Sections 12.1, 12.2 and 12.3 shall be of no further force and effect. Any remaining provisions of this Agreement will remain in full force and effect but only to the extent necessary to effectuate, and not inconsistent with, the terms of this Section 12.4.

31. ARTICLE XII of the Original Agreement is amended to include the following new Section 12.5:

“Section 12.5 Power of Attorney. Subject to the remaining terms hereof, by execution of this Agreement, from and after the occurrence of any Payment Default, Acquiror hereby constitutes and appoints Seller as its true and lawful representative and attorney-in-fact, in its name, place and stead, to make, execute, sign, acknowledge and deliver or file all instruments, documents and certificates that may be required to effectuate the transfer of the Retransferred Assets as contemplated by Section 12.4 and the transactions contemplated thereby. The foregoing grant of authority, which may only be exercised by the Seller after the occurrence of any Payment Default, is a special power of attorney coupled with an interest in favor of Seller and as such shall be irrevocable prior to the Final Payment Date and shall survive the merger, dissolution or other termination of the existence of Acquiror. The foregoing grant of authority shall automatically expire and be of no further force and effect on the date that is 120 days following the Final Payment Date. Notwithstanding the foregoing, the Seller may not, and shall not exercise the power of attorney granted pursuant to this Section 12.5 if at any time prior to a Payment Default, the Acquiror has notified the Seller in writing of the existence of a bona fide dispute between the Acquiror and the Seller as to whether or not a Supply Disruption had occurred such that a Payment Default had not occurred and such notice sets forth in reasonable detail the particulars of such Supply Disruption, it being acknowledged that no Supply Disruption will be in effect or continuing from and after the occurrence of the Inventory Delivery Milestones and that thereafter the provisions of Section 4.2(b)(B) will be of no further force and effect, provided that nothing herein will obviate any extensions of the due dates of payments pursuant to Section 4.2(b)(A) due to any Supply Disruption occurring prior to the Inventory Delivery Milestones being satisfied.

32. Section 13.1 of the Original Agreement is amended so that copies of all notices to be sent to the Acquiror thereunder shall no longer be directed to Latham & Watkins LLP as provided in the Original Agreement but instead shall be directed to:

Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois, 60654
Facsimile: (312) 840-7313
Attn: Thaddeus J. Malik, Esq.

33. The Original Agreement as amended by this Amendment is hereby ratified and confirmed. The terms of this Amendment shall govern and control in the event of any conflict between the terms of this Amendment and the terms of (a) any correspondence, discussions or other oral arrangements, agreements or understandings between the parties regarding the subject matter contained herein, and/or (b) the Original Agreement. On a go-forward basis, references to the “Agreement” shall mean references to the Original Agreement, as modified by this Amendment.

34. The provisions of ARTICLE XIII of the Original Agreement shall apply to this Amendment, mutatis mutandis, as if such provisions were set forth herein (with such non-substantive modifications to such provisions as are necessary to effectuate the terms of this Amendment, without varying the substantive terms hereof).

35. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Original Agreement. This Amendment may be executed in one or more counterparts, each of which will be deemed an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Sincerely yours,

ACQUIROR:

K-V PHARMACEUTICAL COMPANY, a Delaware corporation

By:	/s/ David A. Van Vliet
Name:	David A. Van Vliet
Title:	Interim Chief Executive Officer
Acknowledged and agreed as of the date first written above:
SELLER:

HOLOGIC, INC., a Delaware corporation (on its own behalf and as the successor to Cytyc Prenatal Products Corp.)

By:	/s/ Robert Cascella
Name:	Robert Cascella
Title:	Chief Executive Officer

The following is inserted as Exhibit F to the Agreement:

Exhibit F

Retained License Agreement

EXHIBIT F

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “License Agreement”) is made and entered into effective as of             , 20     (the “Effective Date”) by and between K-V Pharmaceutical Company (“Licensor”), a Delaware corporation, and Hologic, Inc. (“Licensee”), a Delaware corporation.

RECITALS

WHEREAS, Licensor, Licensee, and Cytyc Prenatal Products Corp. (“Cytyc”) entered into an asset purchase agreement dated January 16, 2008 (“Original Purchase Agreement”), providing for the transfer of certain assets to Licensor (the “Purchased Assets”); and

WHEREAS, Licensor and Licensee are entering into an amendment to the Original Purchase Agreement dated January 8, 2010 (“Amendment”) providing for, inter alia, extended payment terms; and

WHEREAS, the parties have agreed pursuant to the Amendment that Licensee should retain certain rights to the Purchased Assets until the date that is 120 days after the Final Payment Date pursuant to the Purchase Agreement as amended (the Original Purchase Agreement as amended by the Amendment being referred to herein as the “Purchase Agreement”) has occurred; and

WHEREAS, the Licensor wishes to license the Licensed Product and Licensed IP, as hereinafter defined, to Licensee in order to effect the aforesaid retention of rights,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

SECTION 1.

DEFINITIONS

All capitalized terms that are not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

1.1 “Licensed IP” shall mean (i) the Gestiva Retransfer Date Patent Rights, (ii) the Retransfer Date Gestiva Copyrights, (iii) the Retransfer Date Gestiva Know-How and (iv) the Retransfer Date Gestiva Trademarks.

1.2	“Licensed Product” shall mean Gestiva (as such term is defined in the Purchase Agreement).

1

SECTION 2.

LICENSE; EXCLUSIVITY

2.1 License. Licensor hereby grants Licensee paid-up, royalty-free, worldwide exclusive rights and license to (i) make, have made, use, and sell the Licensed Product under the Retransfer Date Gestiva Patent Rights, (ii) use the Retransfer Date Gestiva Trademarks for the manufacture, registration, promotion and/or distribution of the Licensed Product, (iii) reproduce, distribute, make derivative works, publicly display and publicly perform the Retransfer Date Gestiva Copyrights, and (iv) use the Retransfer Date Gestiva Know How (collectively, the “Retained License Rights”), and to license the Retained License Rights to third parties. The “Retransfer Date Gestiva Patent Rights” and the “Retransfer Date Gestiva Trademarks” shall include, but are not limited to, those set forth on Exhibits A and B, respectively.

2.2 Exercise of Rights. Licensee agrees not to exercise the Retained License Rights unless and until the Licensor breaches its obligation to pay any portion of the Additional Purchase Price Amount (other than the First Additional Purchase Price Payment) then due or any undisputed Reimbursable Expenses and such payment failure continues beyond the applicable cure period provided for in the Purchase Agreement (a “Payment Default”). Pursuant to Section 8.14 of the Purchase Agreement, Licensor has granted to Licensee a right of reference to each of the Gestiva IND, Gestiva NDA and the Gestiva Orphan Drug Designation (collectively the “Rights of Reference”). Licensor will retain such Rights of Reference for the term of this License Agreement. Licensee will not exercise, license, sublicense or otherwise transfer its Rights of Reference prior to the Retransfer Date, nor subsequent to the expiration of the Term.

2.3 Nature of Exclusivity. In the event that Licensee becomes entitled to exercise the Retained License Rights pursuant to Section 2.2, such rights shall be exclusive, including with respect to Licensor. Prior to a Payment Default, Licensor may continue to exercise such rights as if the license in Section 2.1 had not been granted, provided, however, that Licensor shall not, at any time during the Term (as defined below) of this License Agreement, grant any rights in the Retained License Rights to any third parties that could take priority over Licensee’s exclusive rights to the Retained License Rights hereunder.

SECTION 3.

TERMINATION

3.1 Term. This License Agreement shall become effective as of the Effective Date and shall remain in full force and effect with respect to the Retained License Rights until one hundred twenty (120) days after the Final Payment Date pursuant to the Purchase Agreement, after which time this License Agreement will terminate and be of no further force and effect (the applicable time period during which this License Agreement will be in effect as set forth herein being referred to herein as the “Term”).

SECTION 4.

REPRESENTATIONS; WARRANTIES; COVENANTS; LIMITATION OF LIABILITY

4.1 Representations and Warranties. Licensor and Licensee each represents and warrants that it has the power to enter into this License Agreement and perform in accordance with the provisions hereof and that the execution and performance of this License Agreement has been duly and validly authorized in accordance with all applicable laws and governing instruments.

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4.2 Notification. Licensee and Licensor shall be vigilant in detecting any possible infringements, claims or actions in derogation of the Licensed IP by any third parties (a “Third Party Infringement”) and each shall inform the other party promptly of any such material Third Party Infringement of which it becomes aware.

4.3 Covenant of Licensor. So long as the Rights of Reference are held by Licensee, Licensor shall take all actions and make all payments and submissions necessary to maintain each of the Gestiva IND, Gestiva NDA and Gestiva Orphan Drug Designation in compliance with all applicable laws, regulations and then-current guidance of the FDA. Licensor shall provide to Licensee copies of all Gestiva IND submissions and correspondence, all Gestiva NDA submissions and correspondence and all Gestiva Orphan Drug Designation correspondence (collectively, the “Post-Approval Regulatory Documentation”) occurring after the Effective Date and until the termination of the Rights of Reference as provided in Section 4.3. The Post-Approval Regulatory Documentation shall be provided by Licensor to Licensee on a reasonably current basis.

SECTION 5.

GENERAL

5.1 Notices. All notices, requests and other communications hereunder shall be made in accordance Section 13.1 (Notices) of the Purchase Agreement.

5.2 Assignments, Successors and Assigns. This License Agreement may not be assigned by either party except in accordance with the provisions of Section 13.6 (Assignment; Binding Effect) of the Agreement.

5.3 Equitable Relief. The parties acknowledge that there will be no adequate remedy at law for either party’s failure to comply with certain terms of this License Agreement. Accordingly, if either party fails to comply with the terms of this License Agreement, the other party shall have the right to have any breach of this Agreement remedied by equitable relief by way of a temporary restraining order, preliminary injunction, permanent injunction, and such other alternative relief as may be appropriate.

5.4 Entire Agreement, Amendment and Modification. This License Agreement (and all Exhibits attached hereto) and the Purchase Agreement supersede all prior discussions and agreements, both oral and written, among the parties with respect to the subject matter hereof and contain the sole and entire agreement among the parties hereto with respect to the subject matter hereof. This License Agreement may be amended, supplemented or modified only by a written instrument mutually agreed upon and duly executed by each party hereto.

5.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES. ALL DISPUTES UNDER, OR PERTAINING TO, THIS AGREEMENT SHALL BE RESOLVED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS OF THE COMMONWEALTH OF MASSACHUSETTS.

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5.6 Counterparts. This License Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile copy shall be a sufficient proof of signature, without it being necessary to produce the original copy.

5.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS LICENSE AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

5.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to the terms of such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties herein.

5.9 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, except as expressly provided in this Agreement or any Exhibit thereto, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity or by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

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5.10 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not in the alternative.

5.11 Survival. This Section 5 shall survive the termination or expiration of this License Agreement.

5.12 Acknowledgment. The parties hereto acknowledge that the Purchase Agreement provides that Licensor is obligated to return to the Licensee all of Licensor’s right, title and interest in and to the Purchased Assets (including, without limitation, the Retained License Rights) in the event that Licensor breaches its obligation to pay any portion of the Additional Purchase Price Amount (other than the First Additional Purchase Price Payment) then due or any undisputed Reimbursable Expenses and fails to cure such breach within the applicable cure period. The parties hereto further acknowledge that this License Agreement is being entered into to provide additional protection to Licensee by insuring that Licensee has exclusive rights in the Licensed IP in the event of Licensor’s breach of the aforesaid obligation and subsequent failure or inability to transfer all of Licensor’s right, title and interest in and to the Purchased Assets back to Licensee as required by the Purchase Agreement.

[Signatures Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written

K-V PHARMACEUTICAL COMPANY	HOLOGIC, INC.

By:	By:

Name Printed:	Name Printed:

Title:	Title:

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EXHIBIT A

Gestiva Patent Rights

NONE

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EXHIBIT B

Gestiva Trademarks

Trademarks

Country	Title	Serial/Publish No	Registration No.	Date Filed (Issued)
US	GESTIVA	838,134/78		03/15/06
CA	GESTIVA	1316399		09/14/06
HK	GESTIVA		300721944	09/15/06
MX	GESTIVA		964080	09/15/06
AU	GESTIVA		1135855	09/14/06
EP	GESTIVA		5314497	08/23/07
JP	GESTIVA		5027654	02/23/07
NZ	GESTIVA		755195	03/15/06
KR	GESTIVA		40-0724806	09/28/07
US	GESTURA	847,994/78		03/28/06

Reserved URLS:

www.gestiva.net

www.gestiva.org

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Schedule 1.1(e) to the Disclosure Schedule is amended and restated as follows:

Schedule 1.1(a)(i)

Knowledge

Robert Cascella, Chief Executive Officer, Hologic, Inc.

Robb Hesley, Vice President Business Development, Cytyc Corporation

Catherine Williams, Director of Regulatory Affairs, Cytyc Corporation

Mary Eckstein, Clinical Research Manager, Cytyc Corporation

Lynn Jones, Director of Quality Assurance, Cytyc Corporation

Tom Umbel, Senior Vice President Business Development, Hologic, Inc.

Howard Doran, President of Diagnostics Products

Mark Casey, Senior Vice President General Counsel, Hologic, Inc.